As filed with the Securities and Exchange Commission on April 20, 2016

Registration No. ______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

REAL GOODS SOLAR, INC.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	26-1851813 (I.R.S. Employer Identification No.)

833 West South Boulder Road

Louisville, Colorado 80027
(303) 222-8300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul Anderson

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027
(303) 222-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Rikard Lundberg, Esq.
Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202
(303) 223-1100

Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee (3)

Class A common stock, par value $0.0001 per share	62,600,624	(2)	$0.51	(3)	$31,926,317.99	$3,214.98

(1)	This Registration Statement also relates to an indeterminate number of shares of the registrant’s Class A common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents 200% of the shares of (a) Class A common stock issuable upon conversion of the Registrant’s senior secured convertible notes due April 1, 2019, which were acquired by the selling shareholders in a private placement, and issuable from time-to-time in the event that the Registrant pays a portion of the principal of and/or interest on the convertible notes in shares of its Class A common stock, and (b) Class A common stock issuable upon exercise of Series G warrants to purchase Class A common stock, which were acquired by the selling shareholders in a private placement.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s Class A Common Stock as reported on The Nasdaq Capital Market on April 13, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders named in this prospectus is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated April 20, 2016

PRELIMINARY PROSPECTUS

REAL GOODS SOLAR, INC.

62,600,624 shares of Class A common stock

This prospectus relates to the offer and sale by the selling shareholders identified in the prospectus, and any of its respective pledgees, donees, transferees, or other successors in interest of up to 62,600,624 shares of Class A common stock of Real Goods Solar, Inc. that are issuable pursuant to the terms of our senior secured convertible notes due April 1, 2019, and our Series G warrants, as further described in this prospectus.

We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, as described in this prospectus. We will not receive any of the proceeds from the sale of the Class A common stock by the selling shareholders.

The selling shareholders and their respective pledgees, donees, transferees, or other successors in interest may offer the shares of Class A common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Class A common stock. Additional information on the selling shareholders, and the times and manner in which they may offer and sell shares of our Class A common stock under this prospectus, is provided under “Selling Shareholders” and “Plan of Distribution” in this prospectus.

Our Class A common stock is quoted on The Nasdaq Capital Market under the symbol “RGSE.” On April 19, 2016, the last reported sale price of our Class A common stock was $0.53 per share.

Investing in our Class A common stock involves certain risks. See “Risk Factors” beginning on page 5 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______ __, 2016

ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Real Goods Solar,” “we,” “us,” and “our” refer to Real Goods Solar, Inc., a Colorado corporation, and where appropriate, its direct and indirect subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

This prospectus contains trademarks, tradenames, service marks, and service names of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “believe,” “plan,” “estimate,” “expect,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: the Company’s ability to pay interest and principal on the convertible notes due April 1, 2019; the Company’s ability to satisfy the conditions under the convertible notes due April 1, 2019 permitting release of funds from the restricted collateral account and for payments to be made in shares of our Class A common stock; our ability to operate with our existing financial resources or raise funds to meet our financial obligations and implement our strategy; our history of operating losses; our ability to achieve profitability; our success in implementing our plans to increase future sales, installations and revenue and to decrease costs; the impact of our present indebtedness and projected future borrowings on our financial health; restrictions imposed by our present indebtedness; rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation such as net energy metering; the continuation and level of government subsidies and incentives for solar energy; our failure to timely or accurately complete financing paperwork on behalf of customers; the adoption and general demand for solar energy; the impact of a drop in the price of conventional energy on demand for solar energy systems; new regulations impacting solar installations including electric codes; delays or cancellations for system installations where revenue is recognized on a percentage-of-completion basis; seasonality of customer demand and adverse weather conditions inhibiting our ability to install solar energy systems; changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering; geographic concentration of revenue from the sale of solar energy systems in east coast states, Hawaii and California; loss of key personnel and ability to attract necessary personnel; adverse outcomes arising from litigation and legal disputes; the potential impact of the ongoing Securities and Exchange Commission (“SEC”) investigation; our ability to continue to obtain services and components from suppliers, installers and other vendors; disruption of our supply chain from equipment manufacturers and potential shortages of components for solar energy systems; conditions affecting international trade having an adverse effect on the supply or pricing of components for solar energy systems; factors impacting the timely installation of solar energy systems such as installation cost increases, competition, construction risks and costs; continued access to competitive third party financiers to finance customer solar installations; our ability to meet customer expectations; risks and liabilities associated with placing employees and technicians in our customers’ homes and businesses; product liability claims; warranty claims and failure by manufacturers to perform under their warranties to us; increases in interest rates and tightening credit markets; continued or future non-compliance with Nasdaq’s continued listing requirements; our inability to maintain effective disclosure controls and procedures and internal control over financial reporting; volatile market price of our Class A common stock; possibility of future dilutive issuances of securities; the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future; anti-takeover provisions in our organizational documents; the significant ownership and voting power of our Class A common stock held by Riverside Renewable Energy Investments, LLC; and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2015.

Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUMMARY

This prospectus summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the section entitled “Risk Factors.”

Overview of our Company

We are a residential and small commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty and customer satisfaction activities. Our solar energy systems use high-quality solar photovoltaic modules. We use proven technologies and techniques to help customers achieve meaningful savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We, including our predecessors, have more than 35 years of experience in residential solar energy and trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed over 25,000 residential and commercial solar systems since our founding.

During 2014, we discontinued our entire former Commercial segment and sold the assets associated with our catalog segment (a portion of the Other segment). As a result of this major strategic shift, we now operate as three reportable segments: (1) Residential – the installation of solar energy systems for homeowners, including lease financing thereof, and for small businesses (small commercial) in the continental U.S.; (2) Sunetric – the installation of solar energy systems for both homeowners and business owners (commercial) in Hawaii; and (3) Other – catalog, for 2014, and corporate operations.

Our executive offices are located at 833 West South Boulder Road, Louisville, CO 80027-2452. Our telephone number is (303) 222-8300. Our website is www.rgsenergy.com. The information on our website is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our securities. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

The Offering

Class A common stock offered	Up to 62,600,624 shares (representing 200% of the shares issuable pursuant to the terms of the convertible notes and the Series G warrants calculated pursuant to formulas set forth in the Registration Rights Agreement described below)

Class A common stock outstanding before this offering	12,561,943 shares as of April 19, 2016

Class A common stock outstanding after this offering	75,162,567 shares (assuming that the full 200% of the registered securities are issued pursuant to the terms of the convertible notes and the Series G warrants)

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock in this offering; but we will receive the exercise price of the Series G warrants if the Series G warrants are exercised (unless the Series G warrants are exercised by means of a “cashless exercise,” in which case we will not receive any exercise price). See the section entitled “Use of Proceeds.”

Nasdaq Capital Market symbol	RGSE

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 5 of this prospectus, in deciding whether or not to invest in our Class A common stock.

Plan of distribution	The selling shareholders and their pledgees, donees, transferees, or other successors in interest may offer the shares of Class A common stock in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or in trading markets for our Class A common stock. See the section entitled “Plan of Distribution,” beginning on page 17 of this prospectus for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is on file with the SEC. If any of the risks listed in our most recent Annual Report on Form 10-K or any of the following risks actually occur, our business, financial condition, and/or results of operations could suffer. In that case, the market price of our Class A common stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have a material adverse effect on our business.

The issuance of shares of Class A common stock upon conversion of the convertible notes and exercise of our Series G warrants could substantially dilute your investment and could impede our ability to obtain additional financing.

The convertible notes are convertible into and our Series G warrants are exercisable for shares of our Class A common stock and give the holders an opportunity to profit from a rise in the market price of our Class A common stock such that conversion or exercise thereof will result in dilution of the equity interests of our shareholders. In particular, the holder of the convertible notes may elect to convert the convertible notes at the lower of a fixed conversion price or a floating conversion price at a discount to the market price of our Class A common stock. Further, the issuance of shares of our Class A common stock, at our election, in payment of principal and/or interest on the convertible notes, will result in dilution of the equity interests of our other shareholders. We have no control over whether the holders will exercise their right to convert their convertible notes or exercise their Series G warrants. We cannot predict the market price of our Class A common stock at any future date, and therefore, cannot predict the applicable prices at which the convertible notes may be converted. For these reasons, we are unable to accurately forecast or predict with any certainty the total amount of shares that may be issued under the convertible notes. However, the number of shares of our Class A common stock issuable upon conversion of the convertible notes increases when the price of our Class A common stock declines. The existence and potentially dilutive impact of the convertible notes and our Series G warrants may prevent us from obtaining additional financing in the future on acceptable terms, or at all.

The terms of the convertible notes, our Series G warrants, the Purchase Agreement (as defined below) and the Registration Right Agreement could impede our ability to enter into certain transactions or obtain additional financing and could result in our paying premiums or penalties to the holders of the convertible notes and Series G warrants.

The terms of the convertible notes and our Series warrants prohibit us from entering into a “fundamental transaction” (as defined in the convertible notes) unless the successor resulting from the fundamental transaction assumes all of the obligations of the Company under the convertible notes and the Series G warrants and the associated transaction documents, and, if a successor is publicly-traded, at a holder’s request, such successor issues substantially similar substitute securities. Further, the Purchase Agreement (as defined below) prohibits us from offering, selling, granting any option to purchase or otherwise dispose of, or being part of any solicitations, negotiations or discussions with regard to, any of our or our subsidiaries’ equity securities or equity equivalent securities (a “Subsequent Placement”) until the 60th days following the earlier of (i) the date that one or more registrations statements covering the resale of the shares of Class A common stock underlying the convertible notes and the Series G warrants has become effective, and (ii) the date all of the shares of Class A common stock underlying the convertible notes and the Series G warrants are eligible for resale without restriction or limitation pursuant to Securities Act Rule 144. The terms of the convertible notes, the Series G warrants and the Purchase Agreement could impede our ability to enter into certain transactions or obtain additional financing in the future.

The convertible notes and our Series G warrants require us to deliver the number of shares of our Class A common stock issuable upon conversion or exercise within a specified time period. If we are unable to deliver the shares of Class A common stock within the timeframe required, we may be obligated to reimburse the holder for the cost of purchasing the shares of our Class A common stock in the open market or pay them the profit they would have realized upon the conversion or exercise and sale of such shares.

We may be obligated to redeem the convertible notes at a premium upon the occurrence of an event of default (as defined in the convertible notes) or a change of control (as defined in the convertible notes).

The Registration Rights Agreement provides that in the event that (i) an initial registration statement fails to register the minimum number of shares of Class A common stock required under the Registration Rights Agreement, (ii) we do not file a registration statement required to be filed under the Registration Rights Agreement within the prescribed time period, (iii) the SEC has not declared effective a registration statement required to be filed under the Registration Rights Agreement within the prescribed time period, or (iv) a registration statement required to be filed under the Registration Rights Agreement ceases to be effective and available to the selling shareholders under certain circumstances, we must pay to the selling shareholders, on the occurrence of each such event and on every 30th day thereafter until the applicable event is cured, an amount in cash equal to 1.0% of the aggregate principal amount outstanding under the convertible notes (subject to a 3% of the aggregate principal amount outstanding under the convertible notes for any 30-day period).

The payments we may be obligated to make to the holders of the convertible notes and our Series G warrants described above may adversely affect our results of operations.

We must meet The Nasdaq Capital Market continued listing requirements or we risk delisting, which may decrease our stock price and make it harder for our shareholders to trade our stock.

Our Class A common stock is currently listed for trading on The Nasdaq Capital Market. We must continue to satisfy Nasdaq’s continued listing requirements or risk delisting of our securities. Delisting would have an adverse effect on the price of our Class A common stock and likely also on our business.

As previously disclosed, on December 23, 2015, we received notice from Nasdaq that we were not in compliance with the Nasdaq minimum bid-price rule. We have 180 calendar days, or until June 20, 2016, to regain compliance. If we have not regained compliance by that date, and if certain conditions are met, we may be eligible for an additional 180 day compliance period. We expect to hold a special meeting of our shareholders to consider and seek approval of a reverse stock split which if approved we expect will cause our stock price to meet the Nasdaq minimum bid price continued listing requirement. There can be no assurance our shareholders will approve the reverse stock split.

As previously disclosed, on April 14, 2016, we received notice from Nasdaq that we were not in compliance with the Nasdaq minimum stockholders’ equity requirement (nor the alternatives of market value of listed securities or net income from continuing operations). We have 45 days, or until May 31, 2016, to submit a plan to regain compliance. If Nasdaq accepts the plan, Nasdaq may grant an extension of up to 180 calendar days from the date of the letter, or October 11, 2016, to provide evidence of compliance. If Nasdaq does not accept the Company’s plan, Nasdaq will notify the Company that its Class A common stock is subject to delisting. The Company will have the opportunity to appeal that decision to a Nasdaq hearings panel. The Company intends to submit a compliance plan to Nasdaq on or before the May 31, 2016 deadline.

There can be no assurance that we will be able to regain compliance with the Nasdaq continued listing requirements, or that our Class A common stock will not be delisted from The Nasdaq Capital Market in the future. If our Class A common stock is delisted from Nasdaq, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, shares of our Class A common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

DESCRIPTION OF THE TRANSACTION

Private Placement of Senior Secured Convertible Notes and Series G Warrants

On April 1, 2016, we entered into a Securities Purchase Agreement (the "Purchase Agreement") with the selling shareholders relating to a private placement by the Company of $10,000,000 of units (each, a "Unit") consisting of $1.00 of senior secured convertible notes due on April 1, 2019, convertible into the Company's Class A common stock, on the terms further described below, and a Series G warrant to purchase a fraction of a share of Class A common stock. The purchase price for each Unit was $1.00.

On the same day the Company closed the transaction contemplated by the Purchase Agreement and issued convertible notes in an aggregate principal amount of $10,000,000 and Series G warrants exercisable into an aggregate of 4,979,460 shares of shares of Class A common stock.

The Units will not be issued or certificated. The convertible notes and the Series G warrants were issued in physical form separately from each other and may be transferred separately immediately thereafter. The convertible notes and the Series G warrants will not be listed on any national securities exchange or other trading market, and no trading market for the convertible notes and the Series G warrants is expected to develop.

Under the terms of the Purchase Agreement and the convertible notes, the Company received $750,000 of the proceeds from the sale of the Units in unrestricted cash and the remaining $9.25 million of the proceeds was deposited in five separate collateral accounts, each subject to a deposit account control agreement (each, a "Control Agreement”) among the Bank of Hawaii, the Company and the applicable selling shareholder.

Description of the Convertible Notes

The convertible notes provide for distribution of the proceeds held pursuant to the Control Agreements as follows:

Release Date	Release Amount
20 days after the earlier of the date (i) an initial registration statement registering, for resale, shares of Class A common stock issuable upon conversion of the convertible notes and exercise of the Series G warrants (the “Registration Effectiveness Date”), and (ii) the holders of the convertible notes are eligible to resell such shares under Rule 144 of the Securities Act without restrictions (“Freely Tradability Date”).	Up to the lesser of (i) $2.0 million (the “First Release Amount”) and (ii) a cash amount equal to the principal amount of convertible notes the conversion of which yields the maximum number of shares of Class A common stock issuable upon conversion of the convertible notes in compliance with Nasdaq Rules (2,511,132 shares, the “Nasdaq Amount”), and (iii) a cash amount equal to the principal amount of convertible notes the conversion of which yields the maximum number of shares of Class A common stock registered for resale under an effective registration statement (the “Registered Principal Amount”).

Two business days after the date on which the Company obtains shareholder approval of the issuance of shares of Class A common stock upon conversion of the convertible notes and removal of the floor on the exercise price of the Series G warrants pursuant to Nasdaq Rule 5635 (the “Shareholder Approval Date”).	Any unreleased portion of the First Release Amount not exceeding the Registered Principal Amount

90 days after the earlier of (i) the Registration Effectiveness Date, or (ii) the Freely Tradability Date; but in no event before the date that is 30 days after the Shareholder Approval Date.	Up to the lesser of (i) $2.0 million (the “Second Release Amount”) and (ii) the Registered Principal Amount.

160, 190, 220 and 250 days after the later of (i) the Shareholder Approval Date and (ii) the earlier of (a) the Registration Effectiveness Date and (b) the Freely Tradability Date.	On each occurrence, up to the lesser of (i) $1.325 million and (ii) the Registered Principal Amount (each a “Subsequent Release Amount”).

Two business day after the Free Tradability Date (or if later, the applicable release date described above).	Any unreleased portion of the First Release Amount, the Second Release Amount, or any Subsequent Release Amount.

The amount released pursuant to the convertible notes and the Control Agreements on each of these dates will be reduced to an amount equal to the lesser of the value of the shares of Class A common stock (i) covered by an effective resale registration statement, (ii) the convertible note holders are eligible to resell under Securities Act Rule 144, and (iii) eligible for issuance under the Nasdaq Rules without shareholder approval (which limitation is eliminated after the Company has obtained such shareholder approval), if applicable, based on the conversion formula in the convertible notes.

All amounts outstanding under the convertible notes mature and are due and payable on or before April 1, 2019. Prior to maturity, the convertible notes bear interest at 8% per annum (or 18% per annum during an event of default) with interest payable monthly in arrears on the Installment Dates (as defined below) and on conversion dates.

On the last business day of each month, commencing on July 29, 2016 (each, an “Installment Date”), the Company is obligated to pay the holders of the convertible notes a total amount equal to (i) $312,500 (representing 1/32nd of the original principal amount of the convertible notes) or the principal outstanding on the Installment Date, if less, plus (ii) the accrued and unpaid interest with respect to such principal, plus (iii) the accrued and unpaid late charges (if any) with respect to such principal and interest, and plus (iv) any amount deferred or accelerated by a convertible note holder, as discussed below. Each Installment Date payment may be made in cash, in shares of Class A common stock, or in a combination of cash and shares of Class A common stock. The Company’s ability to make such payments with shares of Class A common stock will be subject to satisfaction of various equity conditions during a 20 trading day-period before the applicable date of determination (the “Measurement Period”), including the existence of an effective registration statement covering the resale of the shares issued in payment (or, in the alternative, the eligibility of the shares issuable pursuant to the convertible notes for resale without restriction under Securities Act Rule 144), continued listing on the Nasdaq Capital Market, and a certain minimum trading volume and minimum trading price of the Class A common stock. If making an Installment Date payment in shares of Class A common stock, the Company is required to deliver a preliminary number of shares of Class A common stock 23 days before the applicable Installment Date and, if applicable, an additional number of shares of Class A common stock on the Installment Date, in each case, based on formula set forth in the convertible notes. Generally, the aggregate number of shares of Class A common stock delivered in connection with an Installment Date will be valued at the lower of (i) the then applicable fixed conversion price (see below), (ii) a price that is 85% of the arithmetic average of the five lowest volume-weighted average prices of the Class A common stock during the 20 trading day period ending the trading day immediately before the date of determination, and (iii) a price that is 85% of the volume-weighted average price of the Class A common stock on the trading day immediately before the date of determination. Any payments due to a convertible note holder may be off-set against any amount in such convertible note holder’s collateral account described above.

A convertible note holder may deliver a notice to the Company no later than the business day immediately before an Installment Date electing to have all or a portion of the payment otherwise due on such Installment Date deferred until a subsequent Installment Date elected by the Holder. Any deferred amount will continue to accrue interest. Further, a convertible note holder may deliver a notice to the Company no later than the third business day immediately before an Installment Date electing to accelerate all or a portion of any amounts scheduled to be paid on future Installment Dates after the applicable Installment Date and request that such accelerated amount be paid in shares of Class A common stock on the applicable Installment Date.

The convertible notes are convertible at any time, at the option of the holders, into shares of Class A common stock at the lower of a fixed and floating conversion price. The initial fixed conversion price is $0.8033 per share, subject to adjustment for stock splits and similar events. The floating conversion price is equal to the lowest of (i) 85% of the arithmetic average of the five lowest volume-weighted average prices of the Class A common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the delivery of the applicable conversion notice by such holder of convertible notes, (ii) 85% of the volume-weighted average price of the Class A common stock on the trading day immediately preceding the delivery of the applicable conversion notice by such holder of convertible notes, and (iii) 85% of the volume-weighted average price of the Class A common stock on the trading day of the delivery of the applicable conversion notice by such holder of convertible notes.

Once every six months and subject to certain conditions, the Company has the right to require all holders of the convertible notes, but not less than all, to convert all or any portion of a convertible note equal to at least $1,000,000 (or such lesser amount outstanding under a convertible note) into shares of Class A common stock at the conversion price described in the preceding paragraph.

The conversion price used to calculate the number of shares issuable upon conversion of the convertible notes by the Company or the convertible note holders may not be less than $0.25 per share. If the conversion price to be used for calculating the shares of Class A common stock issuable would have been less than $0.25 per share but for such limitation, the Company is obligated to issue shares of Class A common stock at a conversion price of $0.25 and pay cash to the convertible note holders in an amount calculated pursuant to formulas set forth in the convertible notes.

A holder may not convert a convertible note and the Company may not issue shares of Class A common stock upon conversion of a convertible note, including as repayment of principal and interest on an Installment Date, if, after giving effect to the conversion, a holder together with is “attribution parties,” would beneficially own in excess of 9.99% of the outstanding shares of Class A common stock. At each holder’s option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The Company may not issue any shares of Class A common stock under the convertible notes if the issuance would exceed the aggregate number of shares of Class A common stock the Company may issue in the private placement under applicable Nasdaq Rules (such amount of shares of Class A common stock referred to as the “Nasdaq Amount” above) unless the Company first obtains shareholder approval of such issuance.

The convertible notes contain customary events of default, the occurrence of which trigger certain acceleration and redemption rights. These events of default include, among other things, failure to make payments or deliver shares of Class A common stock under the convertible notes, breaches of representations, warranties or covenants under the transaction documents, certain indebtedness defaults, and material adverse events. Upon the occurrence of an event of default under the convertible notes, a holder of a convertible note may require the Company to redeem all or a portion of its convertible note. Each portion of the convertible note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (i) 125% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (ii) the product resulting from multiplying (A) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges), by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A common stock during the period beginning on the date immediately preceding the event of default and ending on the date the Company pays the entire redemption price to the holder, by (II) the lowest conversion price (see above) in effect during such period. The convertible note holders may also elect to convert the convertible notes after the occurrence of an event of default until the 20th trading day immediately following the date such event of default is cured or waived by the convertible note holders at an event of default conversion price equal to the lowest of (i) the conversion price then in effect, (ii) 70% of the lowest volume-weighted average price of the Class A common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the delivery of the applicable event of default conversion notice, and (iii) 70% of the volume-weighted average price of the Class A common stock on the date of the applicable event of default conversion.

The terms of the convertible notes prohibit the Company from entering into a “fundamental transaction” (as defined in the convertible notes) unless the successor resulting from the fundamental transaction assumes all of the obligations of the Company under the convertible notes and the transaction documents, and, if a successor is publicly-traded, at a holder’s request, such successor issues substantially similar substitute securities. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

A convertible note holder may also require the Company to redeem all or a portion of its convertible note in connection with a transaction that results in a “change of control” (as defined in the convertible notes). Each portion of a convertible note subject to such redemption must be redeemed by the Company, in cash, at a price equal to the greater of (i) 125% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (ii) the product resulting from multiplying (A) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges), by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A common stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the change of control transaction and (y) the public announcement of the change of control transaction and ending on the date the holder delivers a redemption notice to the Company, by (II) the lowest conversion price in effect during such period. The definition of “change of control” means any “fundamental transactions” other than certain transactions that do not result in a change of control.

At any time, so long as certain equity conditions are satisfied, the Company has the right to redeem all or any portion of the amounts outstanding under the convertible notes, pro rata among convertible note holders, in cash at a price equal to the greater of (i) 118% of the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges) and (ii) 115% of the product resulting from multiplying (A) the amount being redeemed (including principal, accrued and unpaid interest, and accrued and unpaid late charges), by (B) the quotient determined by dividing (I) the greatest closing sale price of the Class A common stock during the period beginning on the date immediately preceding the date on which the Company delivers a notice of redemption to the convertible note holders and ending on the redemption date, by (II) the lowest conversion price in effect during such period. The Company may not affect more than one such redemption during any six month period.

The convertible note holders are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets) on an “as if converted into Class A common stock” basis.

The convertible note holders are also entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Class A common stock on an “as if converted into Class A common stock” basis.

The convertible notes include certain covenants, including, among others, restrictions on (i) incurrence of indebtedness, (ii) repayment or redemption of indebtedness, (iii) redemption or repurchase of outstanding securities, (iv) making material changes to the Company’s business, and (v) affiliate transaction; and requirement to maintain subsidiaries, assets and insurance.

The Company granted a security interest in the collateral accounts described above to the selling shareholders to secure the Company’s obligations under the convertible notes. Upon the occurrence of an “equity condition failure” or on any date after September 30, 2016 on which a “public information failure” (as defined in the convertible notes) exists or is reasonably expected to occur, a convertible note holder is entitled to cause any amount remaining in such convertible note holder’s collateral account to be released to such convertible note holder.

Description of the Series G Warrants

The Series G warrants will be exercisable beginning on October 1, 2016 and will expire October 1, 2021. The initial exercise price of the Series G warrants will be equal to $0.8280, subject to adjustments for stock splits and similar events. Further, if the exercise price of the Series G warrants on March 31, 2017 exceeds the “closing bid price” (as defined in the Series G warrants) of the Class A common stock on such date (the “Adjusted Exercise Price”), the exercise price will be reset to the Adjusted Exercise Price. Until the Company obtains shareholder approval of the issuance of shares of Class A common stock upon exercise of the Series G warrants pursuant to Nasdaq Rule 5635, the exercise price may not be adjusted below $0.71. Under certain circumstances, the holders of the Series G warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Class A common stock determined according to the formula set forth in the Series G warrant and the Company will not receive the exercise price.

A holder may not exercise any of the Series G warrants, and the Company may not issue shares of Class A common stock upon exercise of any of the Series G warrants if, after giving effect to the exercise or issuance, the holder together with is “attribution parties,” would beneficially own in excess of 9.99% of the outstanding shares of Class A common stock. At each holder’s option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series G warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series G warrants, on an “as if exercised for Class A common stock” basis. The holders of the Series G warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Class A common stock on an “as if exercised for Class A common stock” basis. The Series G warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series G warrants) unless the successor entity assumes all of the Company’s obligations under the Series G warrants and the other transaction documents in a written agreement approved by the “required holders” (as defined in the Series G warrants) of the Series G warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Shareholder Approval

The Company is obligated to seek shareholder approval of the issuance of shares of Class A common stock pursuant to the terms of the convertible notes and the elimination of the floor price in the Series G warrants pursuant to Nasdaq Rule 5635 at a shareholders meeting at or prior to the Company’s next annual meeting of shareholders, but in no event later than the date that is 75 days after the closing of the private placement.

In connection with executing the Purchase Agreement, the Company entered into a voting agreement with its largest shareholder, Riverside Renewable Energy Investments, LLC (“Riverside”), pursuant to which Riverside agreed to, at any meeting of the Company’s shareholders called for this purpose or in any action by written consent of the Company’s shareholders in lieu of meeting, vote (i) “for” approval, for purposes of complying with Nasdaq Rule 5635(d), of the issuance of shares of Class A common stock pursuant to the terms of the convertible notes without giving effect to the exchange cap set forth therein in an amount that may exceed 20% of our issued and outstanding shares of Class A common stock before issuance of the convertible notes and the exercise of the Series G warrants without giving effect to the exercise floor price set forth therein, and (ii) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which could result in any of the conditions to the Company’s obligations under the Purchase Agreement not being fulfilled.

Registration Rights Agreement

In connection with entering into the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling shareholders pursuant to which the Company agreed to register the shares of Class A common stock underlying the convertible notes and the Series G warrants with the SEC for public resale under the Securities Act.

Pursuant to the Registration Rights Agreement, the Company is required to file an initial registration statement on Form S-3 with the SEC within 45 days after the closing of the private placement, registering for resale shares of Class A common stock equal to 200% of the shares issuable pursuant to the terms of the convertible notes and the Series G warrants calculated pursuant to formulas set forth in the Registration Rights Agreement. The Company is required to cause the registration statement to be declared effective by the earlier of (i) 75 days after the closing of the private placement if the SEC does not review the initial registration statement, (ii) 90 days after the closing of the private placement if the SEC reviews the initial registration statement, or (iii) the fifth business day after the SEC notifies the Company that the initial registration statement will not be reviewed or any review has been completed.

Further, the Company is required to file additional registrations statement if necessary to register for resale the aggregate amount of shares of Class A common stock required by the Registration Rights Agreement.

The Company is required to maintain the effectiveness of a registration statements required to be filed under the Registration Rights Agreement until the earlier to occur of (i) the date on which the selling shareholders may sell all of the securities covered by such registration statement without restriction or limitation under Securities Act Rule 144, or (ii) the date on which the selling shareholders have sold all of the securities covered by such registration statement.

The Registration Rights Agreement further provides that in the event that (i) the initial registration statement fails to register the minimum number of shares of Class A common stock required under the Registration Rights Agreement, (ii) the Company does not file a registration statement required to be filed under the Registration Rights Agreement within the prescribed time period, (iii) the SEC has not declared effective a registration statement required to be filed under the Registration Rights Agreement within the prescribed time period, or (iv) a registration statement required to be filed under the Registration Rights Agreement ceases to be effective and available to the investors under certain circumstances, the Company shall pay to the holders of registrable securities, on the occurrence of each such event and on every 30th day thereafter until the applicable event is cured, an amount in cash equal to 1.0% of the aggregate principal amount outstanding under the convertible notes. If the Company fails to make any such payment in a timely manner, the outstanding amounts will accrue interest at a rate of 1.5% per month until paid in full. In no event shall the aggregate amount of such payments exceed 3% of the aggregate principal amount outstanding under the convertible notes for any 30-day period.

Dollar Value of Underlying Securities and Potential Profits on Conversion or Exercise

The following table sets forth the potential profit to be realized upon conversion by the holders of the convertible notes based on the fixed conversion price on April 1, 2016 and the closing price of the Class A common stock on April 1, 2016 (the date the convertible notes were issued).

Closing price per share as of April 1, 2016	$0.71
Fixed conversion price per share as of April 1, 2016	$0.8033
Total shares underlying convertible notes based on the fixed conversion price	12,448,650
Aggregate market value of underlying shares based on per share market price as of April 1, 2016	$8,838,541.50
Aggregate conversion price of underlying shares	$10,000,000.00
Aggregate cash purchase price for the convertible notes	$10,000,000.00
Total premium to market price of underlying shares	11.6%

The following table sets forth the potential profit to be realized upon conversion by the holders of the convertible notes based on the floating conversion price on April 1, 2016 and the closing price of the Class A common stock on April 1, 2016 (the date the convertible notes were issued).

Closing price per share as of April 1, 2016	$0.71
Lowest floating conversion price per share as of April 1, 2016	$0.6005
Total shares underlying convertible notes based on the floating conversion price	16,652,790
Aggregate market value of underlying shares based on per share market price as of April 1, 2016	$11,823,480.90
Aggregate conversion price of underlying shares	$10,000,000.00
Aggregate cash purchase price for the convertible notes	$10,000,000.00
Total discount to market price of underlying shares	18.2%

The following table sets forth the potential profit to be realized upon exercise of the Series G warrants by the holders based on the exercise price at April 1, 2016 and the closing price of the Class A common stock on April 1, 2016 (the date the Series G warrants were issued).

Closing price per share as of April 1, 2016	$0.71
Exercise price per share as of April 1, 2016	$0.8280
Total shares underlying Series G warrants	4,979,460
Aggregate market value of underlying shares based on per share market price as of April 1, 2016	$3,535,416.60
Aggregate exercise price of underlying shares	$4,122,992.88
Total premium to market price of underlying shares	14.3%

Shares Issuable to Note Holders in Satisfaction of Principal and Interest

The following table sets forth the total number of shares of Class A common stock that would be issued to the holders of the convertible notes if we elect to convert all principal and interest under the convertible notes into shares of Class A common stock in lieu of paying cash. The following table assumes that: (a) installment payments of principal and interest are timely made every 30 days beginning on July 29, 2016, (b) no such regularly scheduled installment payments are accelerated or deferred, (c) no payments of interest will be made prior to the first installment date of July 29, 2016, (d) the indicated conversion price remains the same from the first installment date until the convertible notes are paid in full, (e) the holders of the convertible notes do not convert the convertible notes at their election, and (f) no event of default occurs. This table is provided for illustrative purposes only, as it is unlikely that these assumptions will be fully accurate at all relevant times. The Company’s ability to convert principal, interest and any other amounts owed under the convertible notes into shares of Class A common stock in lieu of paying cash is contingent on the Company satisfying certain equity conditions set forth in the convertible notes. There can be no assurance that the Company will be able to satisfy such equity conditions.

Assumed Conversion Price	Number of Shares Potentially Issuable
Initial conversion price ($0.8033)	14,079,510
$0.60	18,850,117
$0.45	25,133,489
$0.30	37,700,233
$0.25	45,240,280

Payments to Holders of Convertible Notes

In connection with the convertible notes, the Company is or may be required to make the following payments to the holders of the convertible notes:

Original Principal Amount	$10,000,000
Maximum Interest Payments(1)	$1,310,070
Maximum Voluntary Redemption Premium(2)	$11,800,000
Maximum Event of Default Redemption Premium(3)	$12,500,000
Maximum Change of Control Redemption Premium(4)	$12,500,000
Maximum Registration Penalties(5)	$300,000

(1) Represents the maximum amount of interest payable by the Company to the holders of the convertible notes assuming that (a) installment payments of principal and interest are timely made every 30 days beginning on July 29, 2016, (b) no such regularly scheduled installment payments are accelerated or deferred, (c) no payments of interest will be made prior to the first installment date, (d) the convertible notes are not otherwise converted prior to the maturity date, (e) interest is paid in cash, and (f) no event of default occurs.

(2) Represents the cash amount that the Company would pay to the holders of the convertible notes if the Company were to voluntarily redeem the convertible notes assuming that the applicable premium to be applied is 118% and that the redemption occurs immediately after issuance.

(3) Represents the cash amount that the Company would pay to the holders of the convertible notes if the Company were required to redeem the convertible notes as a result of an event of default assuming that the applicable premium to be applied upon the event of default is 125% and that the event of default occurs immediately after issuance. Does not take into account any incremental interest that would be payable by reason of an event of default. The default interest rate is 18% per annum upon the occurrence and continuance of an event of default.

(4) Represents the cash amount that the Company would pay to the holders of the convertible notes if the Company were required to redeem the convertible notes as a result of a change of control assuming that the applicable premium to be applied upon the event of default is 125% and that the change of control occurs immediately after issuance.

(5) The amount represents the maximum aggregate amount of the registration penalties, which may not exceed 3% of the aggregate principal amount outstanding under the convertible notes for any 30-day period under the terms of the

Registration Rights Agreement. Assumes that (a) no installment payments are made under the convertible notes before the maximum registration penalties have accrued, and (b) all penalties are timely paid.

USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the shares of Class A common stock by the selling shareholders. The exercise price of the outstanding Series G warrants issued in the private placement described above, which are exercisable beginning on October 1, 2016 and exercisable into 4,979,460 shares of Class A common stock, is $0.8280 per share. If all the Series G warrants are exercised for cash, the Company will receive proceeds of approximately $4,000,000, which we will use for working capital. If the selling shareholders elect to exercise the Series G warrants by means of a “cashless exercise,” the Company will not receive any proceeds.

The selling shareholders will pay all underwriting discounts, selling commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the selling shareholders in connection with the sale of the shares, if any. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

The shares of Class A common stock being offered by the selling shareholders are those issuable to the selling shareholders pursuant to the terms of the convertible notes and upon exercise of the Series G warrants. For additional information regarding the issuance of those convertible notes and Series G warrants, see the description of the transaction above. We are registering the shares of Class A common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the convertible notes and the Series G warrants issued pursuant to the Securities Purchase Agreement and as described below, the selling shareholders have not had any material relationship with us within the past three years. Hudson Bay Master Fund, Ltd, Empery Asset Master, Ltd., and Empery Tax Efficient, LP, have each participated in prior offerings of the Company's securities. In addition, Hudson Bay Master Fund, Ltd and the Company entered into an exchange agreement in June 2015, whereby Hudson Bay Master Fund, Ltd exchanged certain outstanding warrants for shares of Class A common Stock.

The table below lists the selling shareholders and other information regarding the beneficial ownership of shares of Class A common stock by each of the selling shareholders. The second column lists the number of shares of Class A common stock beneficially owned by each selling shareholder, based on its ownership of the convertible notes and warrants, as of April 19, 2016, assuming conversion of all convertible notes at the conversion price in effect as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and exercise of warrants that are held by the selling shareholders on that date (to the extent exercisable within 60 days after April 19, 2016), reflecting the lesser of (i) each selling shareholder’s pro rata share of the Nasdaq Amount and (ii) the number of shares of our Class A common stock issuable subject to the Beneficial Ownership Blocker (as defined below). The third column lists the shares of Class A common stock being offered by this prospectus by the selling shareholders and does not take into account any limitations on conversion, amortization, redemption or exercise of the convertible notes and the Series G warrants. The fourth column lists the shares of Class A common stock held by each selling shareholder after completion of this offering, and assumes that each selling shareholder sells all of the shares covered by this prospectus and assumes full conversion of the convertible notes at the conversion price in effect as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and the full exercise of the Series G warrants held by each of the selling shareholders on that date, in each case, without regard to any limitations on conversion, amortization, redemption or exercise. The fifth column lists the percentage ownership held by each selling shareholder after completion of this offering to the extent such percentage exceed 1% of the total number of shares of Class A common stock outstanding at that time. The information presented regarding the selling shareholders is based, in part, on information the selling shareholders provided to us in writing specifically for use in this prospectus.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of at least 200% of the sum of (i) the maximum number of shares of Class A common stock issued and issuable pursuant to the convertible notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, and (ii) the maximum number of shares of Class A common stock issued and issuable upon exercise of our Series G warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, in each case without regard to any limitations on conversion, amortization, redemption or exercise. Because the conversion price of the convertible notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the convertible notes and the Series G warrants, a selling shareholder may not convert the convertible notes or exercise the Series G warrants to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of shares of Class A common stock which would exceed 9.99% of our then outstanding shares of Class A common stock following such conversion or exercise, excluding for the purposes of such determination shares of Class A common stock issuable upon the conversion of the convertible notes which have not been converted and upon exercise of the Series G warrants which have not been exercised (the “Beneficial Ownership Blockers”). The number of shares in the second column reflects this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

In addition to the assumptions described above, beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power over securities. To our knowledge, unless otherwise indicated, all persons named in the table below have sole voting and investment power with respect to their shares of Class A common stock. Percentage of beneficial ownership is based on 12,561,943 shares of Class A common stock outstanding as of April 19, 2016.

Name of Selling Shareholder	Number of Shares of Class A Common Stock Owned Prior to Offering		Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Class A Common Stock Owned After Offering	Percentage of Shares of Class A Common Stock Owned After Offering (to the extent greater than 1%)

Hudson Bay Master Fund Ltd.(1)	1,394,220	(2)	37,560,374	406,985	*

Alto Opportunity Master Fund, SPC(3)	627,783	(4)	15,650,156	–	–

Empery Asset Master, Ltd.(5)	178,906	(4)	4,459,995	–	–

Empery Tax Efficient, LP(6)	132,845	(4)	3,311,717	–	–

Empery Tax Efficient II, LP(7)	64,919		1,618,382	–	–

* Denotes less than 1%.

(1)           Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP, 777 Third Avenue, 30th Floor, New York, NY 10017.

(2)           Consists of shares of our Class A common stock issuable (i) under the convertible notes (subject to a 9.99% beneficial ownership limitation; calculated using a “Conversion Price” (as defined in the convertible notes) of $0.4297, the lowest conversion price resulting from the defined term “Conversion Price” as of April 19, 2016), and (ii) upon exercise of warrants that are currently exercisable (subject to either a 4.99% or 9.99% beneficial ownership limitation), which together represent 9.99% of our outstanding shares of Class A common stock as of April 19, 2016. Does not include additional shares of Class A common stock issuable under the convertible notes and warrants because (i) the selling shareholder does not have the right to such shares if the selling shareholder, together with certain attribution parties, would beneficially own in excess of 4.99% or 9.99%, as applicable, of the outstanding shares of our Class A common stock, and (ii) with respect to the convertible notes and our Series G warrants, the selling shareholder does not have the right to receive more that its pro rata share of the Nasdaq Amount before obtaining shareholder approval.

(3)           Tenor Capital Management Company, L.P., the investment manager to Alto Opportunity Master Fund, SPC, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC and may be deemed to be the beneficial owner of these shares. Robin Shah, in his capacity as partner of Tenor Capital Management Company, L.P., may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC. Alto Opportunity Master Fund, SPC and Mr. Shah each disclaim any beneficial ownership of these shares. The address of Tenor Capital Management Company, L.P. is 1180 Avenue of Americas, Suite 1940, New York, NY 10036.

(4)           Consists of shares of our Class A common stock issuable under the convertible notes (subject to a 9.99% beneficial ownership limitation; calculated using a “Conversion Price” (as defined in the convertible notes) of $0.4297, the lowest conversion price resulting from the defined term “Conversion Price” as of April 19, 2016), which represent the selling shareholder’s pro rata share of the Nasdaq Amount. Does not include additional shares of

Class A common stock issuable under the convertible notes and our Series G warrants because (i) the selling shareholder does not have the right to such shares if the selling shareholder, together with certain attribution parties, would beneficially own in excess of 9.99% of the outstanding shares of our Class A common stock, and (ii) with respect to the convertible notes and our Series G warrants, the selling shareholder does not have the right to receive more that its pro rata share of the Nasdaq Amount before obtaining shareholder approval.

(5)           Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd ("EAM"), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, Ltd. is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, New York 10020.

(6)           Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP ("ETE"), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, New York 10020.

(7)           Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP ("ETE II"), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, New York 10020.

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock issuable pursuant to the terms of the convertible notes and upon exercise of the Series G warrants to permit the resale of these shares of Class A common stock by the holders of the convertible notes and Series G warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Class A common stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock.

The selling shareholders may sell all or a portion of the shares of Class A common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of Class A common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the shares of Class A common stock by other means not described in this prospectus.

If the selling shareholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. We have advised each selling shareholder that it is the view of the SEC that they may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of Class A common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. The selling shareholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the convertible notes, Series G warrants or shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay all expenses of the registration of the shares of Class A common stock pursuant to the Registration Rights Agreement, estimated to be $60,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the Class A common stock issued and issuable upon conversion of the convertible notes and exercise of the Series G warrants will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

EXPERTS

The financial statements of Real Goods Solar, Inc. and its subsidiaries, as of and for the year ended December 31, 2014, are incorporated herein by reference in reliance on the report dated March 31, 2015 of EKS&H LLLP, independent registered public accounting firm, as experts in accounting and auditing.

The consolidated financial statements of Real Goods Solar, Inc. and its subsidiaries, as of and for the year ended December 31, 2015, incorporated in this Prospectus by reference from the Real Goods Solar, Inc. Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and have been incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of a registration statement on Form S-3 that we have filed with the SEC, omits certain of the information set forth in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to us and our Class A common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. This prospectus contains statements concerning documents filed as exhibits. For the complete text of any of these documents, we refer you to the copy of the document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1(800) SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.rgsenergy.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and any information that we file with the SEC subsequent to this prospectus and prior to the termination of the offering referred to in this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act unless specifically incorporated by reference herein or therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed April 1, 2016;

•	Our Current Reports on Form 8-K (including amendments thereto) filed January 22, 2016, February 8, 2016, March 30, 2016, April 1, 2016 (other than information furnished pursuant to Item 2.02 of Form 8-K), April 6, 2016, April 7, 2016 and April 15, 2016;

•	The description of our common stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

We also incorporate by reference all documents we subsequently file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the Class A common stock offered by this prospectus as exhibits to the registration statement. We may file certain other legal documents that control the terms of the Class A common stock offered by this prospectus as exhibits to reports we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 833 West South Boulder Road, Louisville,

Colorado 80027, (303) 222-8300. Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following expenses incurred in connection with the sale of the securities being registered will be borne by the registrant. Other than the SEC registration fee, the amounts stated are estimates.

SEC Registration Fee	$3,214.98
Legal Fees and Expenses	$45,000.00
Accounting Fees and Expenses	$7,000.00
Miscellaneous	$4,785.02
Total	$60,000.00

Item 15. Indemnification of Directors and Officers

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

The Company has entered into substantively identical Indemnification Agreements with certain current and former directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Company shall indemnify such Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal and/or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith; and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Company’s best interests, and, in all other cases, if such conduct was at least not opposed to the Company’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personal liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Company’s articles of incorporation provide that the personal liability of the Company’s directors to the Company or its shareholders is limited to the fullest extent permitted by the CBCA. The Indemnification Agreements described above also provide that the Company’s indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Company’s bylaws authorize the Company to purchase and maintain such insurance. The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Item 16. Exhibits

The exhibits listed in the exhibit index immediately following the signature pages are filed as part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Colorado, on April 20, 2016.

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Dennis Lacey
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Lacey and Alan Fine, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) and exhibits to this Registration Statement on Form S-3, and to any registration statement relating to the same offering of securities that are filed pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or theirs or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Belluck	David Belluck, Chairman of the Company’s Board of Directors	April 20, 2016

/s/ Dennis Lacey	Dennis Lacey, Chief Executive Officer and Director (Principal Executive Officer)	April 20, 2016

/s/ Alan Fine	Alan Fine, Principal Financial Officer and General Manager, Operations	April 20, 2016

/s/ Thomas Mannik	Thomas Mannik, Controller (Principal Accounting Officer)	April 20, 2016

/s/ Pavel Bouska	Pavel Bouska, Director	April 20, 2016

/s/ Ian Bowles	Ian Bowles, Director	April 20, 2016

/s/ John Schaeffer	John Schaeffer, Director	April 20, 2016

/s/ Robert L. Scott	Robert L. Scott, Director	April 20, 2016

EXHIBITS INDEX

Exhibit No.	Description

4.1	Form of Real Goods Solar Class A common stock Certificate (Incorporated by reference to Exhibit 4.1 to Real Goods Solar’s Amendment No. 5 to Registration Statement on Form S-1 filed May 2, 2008 (Commission File No. 333-149092))

4.2	Form of Senior Secured Convertible Note issued to the investors under the Securities Purchase Agreement, dated April 1, 2016 (Incorporated by reference to Exhibit 4.1 to Real Goods Solar’s Current Report on Form 8-K filed April 1, 2016 (Commission File No. 001-34044))

4.3	Form of Series G Warrants issued to the investors under the Securities Purchase Agreement, dated April 1, 2016 (Incorporated by reference to Exhibit 4.2 to Real Goods Solar’s Current Report on Form 8-K filed April 1, 2016 (Commission File No. 001-34044))

5.1†	Opinion of Brownstein Hyatt Farber Schreck, LLP

10.1	Securities Purchase Agreement, dated April 1, 2016, among Real Goods Solar, Inc. and the investor parties thereto (Incorporated by reference to Exhibit 10.1 to Real Goods Solar’s Current Report on Form 8-K filed April 1, 2016 (Commission File No. 001-34044))

10.2	Registration Rights Agreement, dated April 1, 2016, among Real Goods Solar, Inc. and the investor parties thereto (Incorporated by reference to Exhibit 10.2 to Real Goods Solar’s Current Report on Form 8-K filed April 1, 2016 (Commission File No. 001-34044))

23.1†	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)

23.2†	Consent of EKS&H LLLP

23.3†	Consent of Hein & Associates, LLP

24.1†	Power of Attorney (included on the signature page to this Registration Statement)

†           Filed herewith